EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER FULLY DILUTED EARNINGS OF 34¢ PER SHARE AND DECLARES DIVIDEND OF 14¢ PER SHARE

SOUTHPORT, CONNECTICUT, October 29, 2014--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2014 the Company reported net sales of $98.3 million and fully diluted earnings of 34¢ per share, compared with net sales of $170.9 million and fully diluted earnings of $1.44 per share in the third quarter of 2013.

For the nine months ended September 27, 2014, net sales were $421.9 million and fully diluted earnings were $2.69 per share. For the corresponding period in 2013, net sales were $506.4 million and fully diluted earnings were $4.25 per share.

The Company also announced today that its Board of Directors declared a dividend of 14¢ per share for the third quarter for shareholders of record as of November 12, 2014, payable on November 26, 2014. This dividend varies every quarter because the Company pays a percent of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

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Chief Executive Officer Michael O. Fifer made the following observations related to the Company’s 2014 third quarter performance:

•	The decline in demand for the Company’s products accelerated during the third quarter of 2014, with sales declining 43% year over year and estimated sell-through from the independent distributors to retail declining 44% year over year. During this period, consumer demand appeared to decline only 3% year over year (as evidenced by the change in National Instant Criminal Background Check System (“NICS”) background checks, as adjusted by the National Shooting Sports Foundation).

•	The primary causes for the year over year decline in demand for the Company’s products during the third quarter included:
▪	the reduction in overall consumer demand, combined with high inventory levels at retail,
▪	retailers buying fewer firearms than they were selling, in an effort to reduce their inventories and generate cash,
▪	these factors led to aggressive price discounting by many of our competitors (this price discounting was not matched by the Company, and likely resulted in lost market share).

•	The reduction in consumer demand for the Company's products was further exacerbated by:

▪	the lack of significant new product introductions from the Company, and
▪	the continued limited availability of rimfire ammunition (which the Company believes adversely affected retail sales of .22 rifles, pistols and revolvers).

•	Our earnings decreased 76% and our EBITDA decreased 61%, from the third quarter of 2013. The main drivers of the reduced operating margins were:

▪	reduced sales of firearms and firearms accessories,
▪	the de-leveraging of fixed costs, including depreciation, indirect labor, engineering, and product development costs,
▪	approximately $2 million of increased depreciation expense due to the reduction in the estimated useful lives of the Company’s capital assets, and
▪	approximately $2 million of increased depreciation expense due to the $151 million of capital equipment purchases as the Company increased firearm sales from $144 million in 2007 to $679 million in 2013.

•	New products represented $72.3 million or 17% of firearm sales in the first nine months of 2014. At the end of September, the Company launched the AR-556 modern sporting rifle. Shipments of the AR-556 were limited in the third quarter and therefore did not meaningfully impact the financial results of the period.

•	During the third quarter of 2014, inventories of finished goods increased 24,000 units at the independent wholesale distributors and 39,000 units at the Company.

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•	Cash generated from operations during the nine months ended September 27, 2014 was $31.0 million. At September 27, 2014, our cash totaled $28.1 million. Our current ratio is 2.7 to 1 and we have no debt.

•	In the first nine months of 2014, capital expenditures totaled $28.7 million, much of it related to tooling fixtures and equipment for new product introductions, and to upgrade and modernize manufacturing equipment. We expect to invest approximately $40 million on capital expenditures during 2014 as we continue to prioritize new product development.

•	In the first nine months of 2014, the Company returned $28.7 million to its shareholders through the payment of dividends.

•	At September 27, 2014, stockholders’ equity was $206.2 million, which equates to a book value of $10.62 per share, of which $1.44 per share was cash.

The Company previously disclosed that it expects to terminate its frozen defined benefit pension plans in the fourth quarter of 2014. The settlement and termination of the frozen pension plans are expected to result in a pre-tax cash payment of approximately $8 million, an income statement expense of approximately $40 million in the fourth quarter of 2014, and a reduction in stockholders’ equity of approximately $20 million.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, October 30, 2014, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can access the webcast at www.ruger.com/corporate or by dialing 866-271-6130, participant code 75506015.

The Quarterly Report on Form 10-Q is available on the SEC website at www.sec.gov and the Ruger website at www.ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. The only full-line manufacturer of American-made firearms, Ruger offers

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consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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STURM, RUGER & COMPANY, INC.

CONDENSED BALANCE SHEETS

(Dollars in thousands)

	September 27, 2014	December 31, 2013
Assets

Current Assets
Cash	$28,054	$55,064
Trade receivables, net	45,842	67,384

Gross inventories	92,401	64,199
Less LIFO reserve	(39,679)	(38,516)
Less excess and obsolescence reserve	(5,018)	(2,422)
Net inventories	47,704	23,261

Deferred income taxes	7,381	7,637
Prepaid expenses and other current assets	2,534	4,280
Total Current Assets	131,515	157,626

Property, plant and equipment	277,508	250,127
Less allowances for depreciation	(174,236)	(149,099)
Net property, plant and equipment	103,272	101,028

Other assets	30,490	18,464
Total Assets	$265,277	$277,118

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STURM, RUGER & COMPANY, INC.

CONDENSED BALANCE SHEETS (Continued)

(Dollars in thousands, except share data)

	September 27, 2014	December 31, 2013
Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$24,605	$46,991
Product liability	643	971
Employee compensation and benefits	18,053	34,626
Workers’ compensation	5,310	5,339
Income taxes payable	370	239
Total Current Liabilities	48,981	88,166

Product liability	234	265
Deferred income taxes	9,856	9,601

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2014 – 23,717,321 issued, 19,417,887 outstanding 2013 – 23,647,350 issued, 19,347,916 outstanding	23,717	23,647
Additional paid-in capital	24,018	20,614
Retained earnings	215,734	192,088
Less: Treasury stock – at cost 2014 and 2013 – 4,299,434 shares	(37,884)	(37,884)
Accumulated other comprehensive loss	(19,379)	(19,379)
Total Stockholders’ Equity	206,206	179,086
Total Liabilities and Stockholders’ Equity	$265,277	$277,118

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STURM, RUGER & COMPANY, INC.

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net firearms sales	$97,847	$167,234	$420,026	$497,461
Net castings sales	480	3,708	1,843	8,915
Total net sales	98,327	170,942	421,869	506,376

Cost of products sold	74,589	108,002	286,655	311,403

Gross profit	23,738	62,940	135,214	194,973

Operating expenses:
Selling	7,586	9,662	32,069	37,250
General and administrative	6,192	8,207	22,168	24,967
Other operating expenses, net	—	287	—	49
Total operating expenses	13,778	18,156	54,237	62,266

Operating income	9,960	44,784	80,977	132,707

Other income:
Interest expense, net	(37)	(40)	(110)	(95)
Other income, net	673	408	1,168	769
Total other income, net	636	368	1,058	674

Income before income taxes	10,596	45,152	82,035	133,381

Income taxes	3,815	16,481	28,648	48,684

Net income and comprehensive income	$6,781	$28,671	$53,387	$84,697

Basic earnings per share	$0.35	$1.48	$2.75	$4.38

Fully diluted earnings per share	$0.34	$1.44	$2.69	$4.25

Cash dividends per share	$0.450	$0.650	$1.480	$1.544

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STURM, RUGER & COMPANY, INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	September 27, 2014	September 28, 2013
Operating Activities
Net income	$53,387	$84,697
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	26,820	14,177
Slow moving inventory valuation adjustment	2,615	237
Stock-based compensation	4,193	3,973
Gain on sale of assets	(8)	(99)
Deferred income taxes	511	607
Changes in operating assets and liabilities:
Trade receivables	21,542	(20,815)
Inventories	(27,058)	(4,196)
Trade accounts payable and accrued expenses	(22,414)	709
Employee compensation and benefits	(17,586)	15,350
Product liability	(360)	508
Prepaid expenses, other assets and other liabilities	(10,819)	(14,309)
Income taxes payable	131	2,901
Cash provided by operating activities	30,954	83,740

Investing Activities
Property, plant and equipment additions	(28,696)	(30,600)
Proceeds from sale of assets	179	120
Cash used for investing activities	(28,517)	(30,480)

Financing Activities
Tax benefit from exercise of stock options and vesting of RSU’s	1,621	2,290
Remittance of taxes withheld from employees related to share-based compensation	(2,363)	(2,414)
Proceeds from exercise of stock options	23	—
Dividends paid	(28,728)	(29,858)
Cash used for financing activities	(29,447)	(29,982)

(Decrease) increase in cash and cash equivalents	(27,010)	23,278

Cash and cash equivalents at beginning of period	55,064	30,978

Cash and cash equivalents at end of period	$28,054	$54,256

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Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and EBITDA, a non-GAAP financial measure which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that this non-GAAP financial measure is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

EBITDA decreased 61% and 26% for the three and nine months ended September 27, 2014 compared to the prior year periods.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Net income	$6,781	$28,671	$53,387	$84,697

Income tax expense	3,815	16,481	28,648	48,684
Depreciation and amortization expense	8,940	4,743	26,820	14,177
Interest expense, net	37	40	110	95
EBITDA	$19,573	$49,935	$108,965	$147,653

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